UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________

FORM 8-K/A
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CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

CHINA YINGXIA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-30790	65-0664961
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

HARBIN YINGXIA INDUSTRIAL CO., LTD, NO.300, XIDAZHI STREET NANGANG, HARBIN HEILONGJIANG	150001
(Address of principal executive offices)	(Zip Code)

c/o American Union Securities 100 Wall Street 15th Floor New York, NY	10005
(Address of principal agent offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 232-0120

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amended 8K filing is to correct the previous 8K filing with a typographical error in the price of the Unit.

Item 3.02 Unregistered Sale of Equity Securities

On July 16, 2007 China Yingxia completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two shares of common stock and one common stock purchase warrants exercisable at $1.50.

China Yingxia agreed to file with the Securities and Exchange Commission a registration statement that will permit the investors to resell the common stock included in the Units as well as the common stock issuable upon exercise of the Warrants. The Warrants are exercisable for five years from the effective date of registration statement.

The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $1,980,000 from the sale of the Units. China Yingxia incurred approximately $20,000 in legal and other expenses. Therefore, the net proceeds of the offering realized by China Yingxia were $1,980,000.

The sale of the Units was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act, because each of the investors was an Accredited Investor and there was no advertising or public solicitation performed in connection with the offering. The sale of the Units was also exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission, since the sales satisfied all of the conditions specified in SEC Rules 501 and 502 and each of the investors had such knowledge and experience in financial and business matters that the investor was capable of evaluating the merits and risks of the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA YINGXIA INTERNATIONAL, INC.

Date: July 20, 2007	By:	/s/ Yingxia Jiao
Yingxia Jiao
President, Chief Executive Officer